Exhibit 99.1

Bitstream Inc. Reports Second Quarter Results for 2011

The Company reported revenue for the second quarter increased 35% to $7,319,000 as compared to the second quarter of 2010, as well as 7% sequentially as compared to the first quarter of 2011.

MARLBOROUGH, Mass. —(Business Wire)—August 15, 2011—Bitstream Inc. (Nasdaq: BITS) today reported that total revenue increased by $1,884,000 or 35% to $7,319,000 for the three months ended June 30, 2011 as compared to total revenue of $5,435,000 for the three months ended June 30, 2010 and by $506,000 or 7% sequentially as compared to $6,813,000 for the three months ended March 31, 2011. The Company’s aggregate cash, cash equivalents, and investments at June 30, 2011 totaled $10,402,000, a decrease of $1,054,000 from a balance of $11,456,000 at March 31, 2011.

“We are pleased to report that revenues increased sequentially for the fifth consecutive quarter to $7,319,000 for the second quarter of 2011, exceeding the $7 million threshold for the first time,” said Amos Kaminski, Executive Chairman and Chief Executive Officer. “The increase from the prior year was the result of increased sales across all of our product lines, as well as across all of our channels. We are also pleased that Elly Perets has joined us as Vice President of Sales and Marketing for our publishing products. Elly will be responsible for managing all of the functions that support our goals for growth and market development, overseeing the direct selling effort, managing relationships with our OEM partners, as well as driving our marketing strategy and helping expand the reach of Pageflex products into new regions. As a result of our ongoing exploration of strategic alternatives, we continue to actively pursue a sale of the business, in whole or in part. No definitive agreements or understandings have been reached and there can be no assurance that any such transaction will be consummated.”

The increase in cost of license revenue for the three months ended June 30, 2011 as compared to the three months ended June 30, 2010 is due to the increase in direct third party cost of $774,000, which is primarily comprised of royalties from the sale of third party products of $499,000 and $244,000 from hosting fees for the browsing product line. Prior to the monetization of the browser user base, hosting fees had been classified as a research and development expense which was its primary function at that time. Cost of services increased primarily due to the additional personnel added with the iWay acquisition.

Operating expenses increased $1,607,000 to $5,177,000 for the three months ended June 30, 2011 from $3,570,000 for the three months ended June 30, 2010. Marketing and selling expense increased $132,000 primarily due to additional costs including personnel associated with the acquisition of the iWay product line. Research and development expenses increased $449,000 primarily due to increases in personnel and benefit costs of $551,000 partially offset by the inclusion of $244,000 of browser hosting costs in cost of license revenue at June 30, 2011. General and administrative expense increased $1,026,000 including $695,000 associated with the resignation of our former CEO, $150,000 in professional services relating to the Company’s exploration of its strategic alternatives, and $278,000 related to the establishment of an office in Israel in June 2010. These increases were partially offset by a decrease in stock compensation expense of $152,000 from the forfeiture of stock option held by the former CEO.

GAAP Loss

Our loss from operations increased $640,000 to $1,354,000 for the three months ended June 30, 2011, as compared to $714,000 for the three months ended June 30, 2010. Our net loss increased $566,000 to $1,251,000 or $0.12 per share for the three months ended June 30, 2011 as compared to $685,000 or $0.07 per share for the three months ended June 30, 2010.

Non-GAAP Loss

Our non-GAAP results exclude stock-based compensation expense, the amortization of intangible assets primarily acquired from Press-Sense Ltd., acquisition costs for certain assets of Press-Sense Ltd., and the cost of the resignation agreement with our former CEO. Our non-GAAP loss from operations increased $329,000 to $423,000 for the three months ended June 30, 2011, as compared to $94,000 for the three months ended June 30, 2010. Our non-GAAP net loss increased $255,000 to $320,000 or $0.03 per share for the three months ended June 30, 2011, as compared to $65,000 or $0.01 per share for the three months ended June 30, 2010. A reconciliation between GAAP and non-GAAP results is provided at the end of this press release.

CONFERENCE CALL REMINDER

Today, August 15, 2011 at 4:30 p.m. EST, Bitstream will host a conference call with the financial community to discuss its results for the quarter ended June 30, 2011:

•	Domestic Dial-in number: 1-866-793-1341

•	International Dial-in number: 1-703-639-1312

Please call into the conference number 5-10 minutes prior to the start time. An operator will request that you provide your name and organization and ask you to wait until the call begins. If you have any difficulty connecting with the conference call number, please contact Bitstream at (617) 497-6222.

A replay of the conference call will be available through August 25, 2011 (access code): 1546890

•	Domestic Replay number: 1-888-266-2081

•	International Replay number: 1-703-925-2533

The replay will also be available via the Company’s website at www.bitstream.com/corporate/investor

Forward Looking Statements Disclosure

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties, including, without limitation, market acceptance of the Company’s products, competition and the timely introduction of new products. Additional information concerning certain risks and uncertainties that would cause actual results to differ materially from those projected or suggested in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission, including Bitstream’s Annual Report on Form 10-K for the year ended December 31, 2010, as supplemented by Bitstream’s subsequent quarterly reports on Form 10Q in 2011. We undertake no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise after the date of this document.

Use of Non-GAAP Financial Information

To supplement the financial measures presented in the Company’s press release in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company also presents non-GAAP measures relating to income or loss from operations, net income or loss and net income or loss per diluted share which were adjusted from amounts determined based on GAAP to exclude share-based compensation expenses, as well as expenses from the amortization of intangible assets primarily acquired from Press-sense Ltd. , the acquisition costs for acquiring certain assets of Press-sense Ltd., and direct costs related to the resignation of our former CEO.

The Company believes these non-GAAP financial measures will enhance the reader’s overall understanding of Bitstream’s current financial performance and the Company’s prospects for the future by providing a higher degree of transparency for certain financial measures and providing a level of disclosure that helps investors understand how the Company plans and measures its own business. These financial measures are not in accordance with GAAP, should not be considered an alternative for measures prepared in accordance with GAAP, and may have limitations in that they do not reflect all of Bitstream’s results of operations as determined in accordance with GAAP.

These non-GAAP measures should only be used to evaluate Bitstream’s results of operations in conjunction with the corresponding GAAP measures. The presentation of non-GAAP information is not meant to be considered superior to, in isolation from or as a substitute for results prepared in accordance with GAAP.

About Bitstream

Bitstream Inc. develops software technologies and applications for the graphic art and mobile communications industries. Bitstream’s award-winning fonts and font technologies enable device manufacturers and application developers to render the highest quality text in any language, on any device, at any resolution. The company’s MyFonts brand is the world’s leading provider of fonts to consumers. Bitstream’s Pageflex brand enables marketers to easily produce customized communications in print, email and online. The company’s latest offering is the BOLT mobile browser, which has been installed by millions of users worldwide since its release in February 2009. For more information visit www.bitstream.com.

Bitstream Inc. and Subsidiaries

Consolidated Statements of Operations

(In Thousands, Except Per Share Data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenue:
Software licenses	$5,610	$4,319	$10,814	$8,336
Services	1,709	1,116	3,318	2,307

Total revenue	7,319	5,435	14,132	10,643

Cost of revenue:
Software licenses	2,906	2,087	5,662	4,298
Services	590	492	1,156	954

Total cost of revenue	3,496	2,579	6,818	5,252

Gross profit	3,823	2,856	7,314	5,391

Operating expenses:
Marketing and selling	1,031	899	2,086	1,702
Research and development	2,076	1,627	4,274	3,019
General and administrative	2,070	1,044	3,313	1,787

Total operating expenses	5,177	3,570	9,673	6,508

Operating loss	(1,354)	(714)	(2,359)	(1,117)
Interest and other income, net	181	51	205	64

Loss before provision for income taxes	(1,173)	(663)	(2,154)	(1,053)
Provision for income taxes	78	22	131	30

Net loss	$(1,251)	$(685)	$(2,285)	$(1,083)

Basic and diluted net loss per share	$(0.12)	$(0.07)	$(0.22)	$(0.11)

Basic and diluted weighted average shares outstanding	10,178	9,876	10,165	9,856

Bitstream Inc. and Subsidiaries

Consolidated Balance Sheets

(In Thousands)

(unaudited)

	June 30, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$3,793	$3,057
Accounts receivable, net	1,699	1,999
Prepaid expenses and other current assets	977	750
Short-term investments	114	114

Total current assets	6,583	5,920

Property and equipment, net	675	606
Restricted cash	190	144
Other	147	43
Goodwill	3,526	3,526
Intangible assets, net	3,284	3,479
Long-term investments	6,495	8,097

Total assets	$20,900	$21,815

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,536	$1,155
Accrued payroll and other compensation	887	746
Other accrued expenses	727	667
Deferred revenue	2,559	2,413

Total current liabilities	5,709	4,981

Long-term deferred revenue	348	105
Long-term deferred rent	519	530

Total liabilities	6,576	5,616

Total stockholders’ equity	14,324	16,199

Total liabilities and stockholders’ equity	$20,900	$21,815

Bitstream Inc. and Subsidiaries

Non-GAAP Results

(In Thousands, Except Per Share Data)

(unaudited)

The following table shows Bitstream’s non-GAAP results reconciled to GAAP results included in this release.

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Operating loss:
GAAP operating loss	$(1,354)	$(714)	$(2,359)	$(1,117)
Stock-based compensation	132	258	353	485
Amortization of intangible assets	104	40	207	47
Press-Sense acquisition costs	—	322	—	322
Resignation costs, former CEO	695	—	695	—

Non-GAAP operating loss	$(423)	$(94)	$(1,104)	$(263)

Net loss:
GAAP net loss	$(1,251)	$(685)	$(2,285)	$(1,083)
Stock-based compensation	132	258	353	485
Amortization of intangible assets	104	40	207	47
Press-Sense acquisition costs	—	322	—	322
Resignation costs, former CEO	695	—	695	—

Non-GAAP net loss	$(320)	$(65)	$(1,030)	$(229)

Net loss per share:
GAAP net loss per share	$(0.12)	$(0.07)	$(0.22)	$(0.11)
Stock-based compensation per share	0.01	0.03	0.03	0.06
Amortization of intangible assets per share	0.01	—	0.02	—
Press-Sense acquisition costs per share	—	0.03	—	0.03
Resignation costs, former CEO per share	0.07	—	0.07	—

Non-GAAP net loss per share	$(0.03)	$(0.01)	$(0.10)	$(0.02)

For the three months ended June 30, 2011 and 2010, net loss per share is based on 10,178 and 9,876, basic weighted average shares outstanding, respectively. For the six months ended June 30, 2011 and 2010, net loss per share is based on 10,165 and 9,856, basic weighted average shares outstanding, respectively.

Investors:

EPOCH Financial Group

Victor Thompson, 888-751-1306

vthompson@epochfinancial.com